Exhibit 10.1

AMENDMENT NO. 2 TO

FORWARD SHARE PURCHASE AGREEMENT

Dated January 7, 2022

This Amendment No. 2 (the “Amendment”) amends the Forward Share Purchase Agreement dated June 3, 2021, as amended on August 10, 2021 (the “FPA”), by and among UpHealth, Inc. (formerly known as GigCapital2, Inc.), a Delaware corporation (the “Company”), and Kepos Alpha Master Fund L.P., a Cayman Islands limited partnership (“KAF”). The terms not defined herein shall have the meaning assigned to them in the FPA.

WHEREAS, the parties hereto wish to amend the FPA as provided herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Section 1 of the FPA is hereby replaced in its entirety by the following:

1.	Purchase and Sale; Closing.

(a). Forward Share Purchase. Subject to the conditions set forth in Section 4, KAF shall sell and transfer to the Company, and the Company shall purchase from KAF, up to 1,700,000 Shares that are held by KAF at the closing of the Business Combinations at a per Share price (the “Shares Purchase Price”) equal to (a) $10.64065 per Share, plus, (b) in the event that the Closing Date occurs after January 9, 2022, $0.0846 per Share for each month (prorated for a partial month) following January 9, 2022.

(b) Closing. Unless otherwise extended, and subject to the earlier purchase, each as provided in this Section 1(b), the Company shall purchase the Shares on April 9, 2022 (the “Closing Date”). In its sole and absolute discretion, KAF may elect to defer the Closing Date one calendar month at a time by delivering a written notice to the Company no later than two Business Days before the existing Closing Date; provided, that should KAF fail to deliver the Purchase Notice (as defined below), the Closing Date shall automatically be rolled to the subsequent month. Notwithstanding the forgoing, on February 9, 2022, KAF may accelerate the Closing Date and have the Company purchase up to 850,000 Shares, and on March 9, 2022, KAF may accelerate the Closing Date and have the Company purchase up to the other 850,000 Shares. No later than two Business Days before the Closing Date, KAF shall deliver a written notice to the Company specifying the number of Shares the Company is required to purchase, the aggregate Share Purchase Price and instructions for wiring the Share Purchase Price to KAF (the “Purchase Notice”). The closing of the sale of the Shares (the “Closing”) shall occur on the Closing Date. On the Closing Date, KAF shall deliver the Shares to the Company against receipt of the Share Purchase Price. For purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in San Francisco, California.

2.	Except as explicitly modified hereby, all other terms and provisions of the FPA shall remain in effect.

3.	The parties’ entry into this Amendment and nothing herein shall be construed as waiving any rights to assert any breaches of the FPA by KAF or any remedies related thereto.

4.

This Amendment may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Delivery of a counterpart execution by electronically mailed scan shall constitute delivery of an executed counterpart.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

KAF:

Kepos Alpha Master Fund L.P.

By: Kepos Capital LP, its Investment Manager

By:	/s/ Simon Raykher
Name:	Simon Raykher
Title:	General Counsel

COMPANY:

UpHealth, Inc. (formerly known as GigCapital2, Inc.)

By:	/s/ Martin Beck
Name:	Martin Beck
Title:	Chief Financial Officer